EXHIBIT 99.1
RELEASED 04/16/01

Contact:	Susan Maynard, Secretary Ophidian Pharmaceuticals, Inc. Phone: (608) 221-1192

FOR IMMEDIATE RELEASE:

OPHIDIAN PHARMACEUTICALS, INC. ANNOUNCES A DISTRIBUTION TO STOCKHOLDERS AND THE SIGNING OF AN AGREEMENT AND PLAN OF MERGER WITH HEMOXYMED, INC.

MADISON (April 16, 2001) - Ophidian Pharmaceuticals, Inc. ("Ophidian" or "the Company") (OTC BB: OPHD.OB) announced today that it will make a distribution to its existing stockholders of record as of April 23, 2001. The distribution will be in the amount of Eighty-three cents ($0.83) per share, and payment is scheduled to be mailed to stockholders on or about April 30, 2001.

This distribution represents most of the proceeds the Company received from the sale of its assets to Promega Corporation on November 16, 2000. The Company has retained the remaining portion of the proceeds to cover certain operating expenses, taxes, other costs, and remaining liabilities of the Company, including any liabilities that arise after the closing of its Agreement and Plan of Merger with Hemoxymed, Inc. ("Hemoxymed"), as previously announced. After payment of its remaining liabilities, a final distribution of any remaining proceeds, if any, from the sale of its assets to Promega Corporation will be made following the closing of the Company's Agreement and Plan of Merger with Hemoxymed.

The Company also announced that as of April 16, 2001, Ophidian and Hemoxymed entered into an Agreement and Plan of Merger whereby Ophidian will acquire all of Hemoxymed's outstanding capital stock from Hemoxymed shareholders in exchange for Ophidian's issuance and delivery to Hemoxymed shareholders of 19,000,000 new, unregistered shares of the Company's common stock. Immediately following the closing of the transaction, the Company will have 20,200,000 shares of its common stock issued and outstanding, of which Hemoxymed shareholders will hold approximately 94% and the Ophidian stockholders immediately prior to the transaction will hold the remaining 6%, and Hemoxymed will become a wholly owned subsidiary of the Company.

As previously announced, the parties expect to rename the Company "HEMOXymed, Inc." and its subsidiary will continue Hemoxymed's current business, which is the development of a process designed to increase tissue oxygenation for the treatment of a wide range of diseases. The transaction is expected to be tax-free to the stockholders of both companies. The closing of the transaction is subject to customary conditions, including the approval of the stockholders of both Ophidian and Hemoxymed.

NOTE: "Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: This document contains certain forward-looking statements based on the Company's expectations. There are certain key factors that could cause future results to differ from those anticipated by the Company's management and Board of Directors, including but not limited to the risk that the Company may not be able to complete the merger with, as well as any unanticipated claims and liabilities that might arise during the process of liquidating and winding up the Company's business and affairs.

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